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                                                                EXHIBIT 5.1


                           [LETTERHEAD OF WINSTON & STRAWN]


                                     July 6, 1998



Argosy Gaming Company
219 Piasa Street
Alton, Illinois 62002



Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering by the holders thereof of up to 5,000,000 shares of Common Stock, $.01 par value (the "Shares") of Argosy Gaming Company, a Delaware corporation (the "Company"), issuable upon conversion of the Company's Series A Convertible Preferred Stock (the "Preferred Stock") and upon exercise of the related Warrants to Purchase Common Stock (the "Warrants"), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto.

          Based upon the foregoing, it is our opinion that all of such Shares, when issued upon conversion of the Preferred Stock or upon exercise of the Warrants in accordance with the respective terms thereof, will be duly and validly issued and fully paid and non-assessable shares of Common Stock of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in Prospectus contained therein.

                                   Very truly yours,

                                   /s/ Winston & Strawn

                                   WINSTON & STRAWN